Exhibit 99.1

EPR PROPERTIES REPORTS SECOND QUARTER 2017 RESULTS
Company Reports Record Revenue, Earnings and Investment Spending

Kansas City, MO, August 3, 2017 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2017.

Three Months Ended June 30, 2017

•	Total revenue was $147.8 million for the second quarter of 2017, representing a 25% increase from $118.0 million for the same quarter in 2016.

•
Net income available to common shareholders was $74.6 million, or $1.02 per diluted common share, for the second quarter of 2017 compared to $49.2 million, or $0.77 per diluted common share, for the same quarter in 2016.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the second quarter of 2017 was $85.0 million, or $1.15 per diluted common share, compared to $72.2 million, or $1.13 per diluted common share, for the same quarter in 2016.

•
FFO as adjusted (a non-GAAP financial measure) for the second quarter of 2017 was $94.9 million, or $1.29 per diluted common share, compared to $74.7 million, or $1.17 per diluted common share, for the same quarter in 2016, representing a 10% increase in per share results.

Six Months Ended June 30, 2017

•	Total revenue was $276.9 million for the six months ended June 30, 2017, representing a 17% increase from $236.8 million for the same period in 2016.

•
Net income available to common shareholders was $122.5 million, or $1.78 per diluted common share, for the six months ended June 30, 2017 compared to $97.4 million, or $1.54 per diluted common share, for the same period in 2016.

•
FFO (a non-GAAP financial measure) for the six months ended June 30, 2017 was $158.9 million, or $2.30 per diluted common share, compared to $146.0 million, or $2.30 per diluted common share, for the same period in 2016.

•
FFO as adjusted (a non-GAAP financial measure) for the six months ended June 30, 2017 was $171.4 million, or $2.48 per diluted common share, compared to $148.4 million, or $2.33 per diluted common share, for the same period in 2016, representing a 6% increase in per share results.

"Solid results and investment growth in each of our operating segments, highlighted by the CNL Lifestyle Properties transaction, contributed to a quarter of strong revenue and earnings growth," commented Company President and CEO Greg Silvers. "We have continued to extend our portfolio of properties and tenants, and enhance our capital position, and we believe that we are well-positioned with our focus on the experience economy. We are also pleased that the strong momentum we've established allows us to increase our annual investment spending guidance."

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$84,979	$1.15	$72,187	$1.13
Costs associated with loan refinancing or payoff	9	—	339	0.01
Gain on insurance recovery (included in other income)	(606)	—	(1,523)	(0.02)
Termination fee included in gain on sale	3,900	0.05	2,270	0.03
Gain on early extinguishment of debt	(977)	(0.01)	—	—
Transaction costs	218	—	1,490	0.02
Deferred income tax expense (benefit)	50	—	(18)	—
Impairment of direct financing lease - allowance for lease loss portion (2)	7,298	0.10	—	—
FFO as adjusted available to common shareholders (1)	$94,871	$1.29	$74,745	$1.17

Dividends declared per common share		$1.02		$0.96
FFO as adjusted available to common shareholders payout ratio		79%		82%

	Six Months Ended June 30,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$158,873	$2.30	$145,982	$2.30
Costs associated with loan refinancing or payoff	14	—	891	0.01
Gain on insurance recovery (included in other income)	(606)	—	(2,012)	(0.03)
Termination fee included in gain on sale	5,820	0.08	2,270	0.03
Gain on early extinguishment of debt	(977)	(0.01)	—	—
Transaction costs	275	—	1,934	0.03
Deferred income tax expense (benefit)	684	0.01	(620)	(0.01)
Impairment of direct financing lease - allowance for lease loss portion (2)	7,298	0.10	—	—
FFO as adjusted available to common shareholders (1)	$171,381	$2.48	$148,445	$2.33

Dividends declared per common share		$2.04		$1.92
FFO as adjusted available to common shareholders payout ratio		82%		82%

(1)
Per share results for the three and six months ended June 30, 2017 and 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

(2)
Impairment charges recognized during the three and six months ended June 30, 2017 total $10.2 million and related to our investment in a direct financing lease, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at June 30, 2017:

•
The Entertainment segment included investments in 144 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and eight family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 12.4 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 67 public charter schools, 59 early education centers and 14 private schools. The Company’s portfolio of owned education properties consisted of 4.2 million square feet and was 99% leased.

•
The Recreation segment included investments in 26 ski areas, 20 attractions, 27 golf entertainment complexes and five other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 19.3 million square feet and was 99.3% leased. As of June 30, 2017, the Company also had a total of $271.7 million invested in property under development.

Investment Update

The Company's investment spending for the three months ended June 30, 2017 totaled $936.1 million (bringing the year-to-date investment spending to $1.2 billion), and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended June 30, 2017 totaled $84.1 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers, as well as $47.9 million in acquisitions of three megaplex theatres.

•
Education investment spending during the three months ended June 30, 2017 totaled $76.3 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools, as well as $19.7 million in acquisitions of three early education centers and one public charter school and an investment of $21.4 million in mortgage notes receivable.

•
Recreation investment spending during the three months ended June 30, 2017 totaled $775.6 million, including the transaction with CNL Lifestyle Properties Inc. ("CNL Lifestyle") and funds affiliated with Och-Ziff Real Estate ("OZRE") valued at $730.8 million described below. Additionally, included in recreation investment spending was build-to-suit development of golf entertainment complexes and attractions, and redevelopment of ski areas.

•	Other investment spending during the three months ended June 30, 2017 totaled $0.1 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

As previously announced, on April 6, 2017, the Company completed the transaction with CNL Lifestyle and OZRE. The Company acquired the Northstar California Resort, 15 attraction properties (waterparks and amusement parks), five small family entertainment centers and certain related working capital for aggregate consideration valued at $479.8 million, including final purchase price adjustments. Additionally, the Company provided $251.0 million of five-year, 8.5% secured debt financing to OZRE for its purchase of 14 CNL Lifestyle ski properties valued at $374.5 million. Subsequent to the transaction, the Company sold the five family entertainment centers for approximately $6.8 million and one waterpark for approximately $2.5 million. No gain or loss was recognized on these sales.
The Company’s aggregate investment in this transaction was $730.8 million and was funded with $657.5 million of the Company’s common shares, consisting of 8,851,264 newly issued registered common shares valued at $74.28 per share, $61.2 million of cash, and assumed net working capital liabilities of $12.1 million. The Company's portion of the cash purchase price was funded with borrowings under its unsecured revolving credit facility.

Capital Recycling

During the second quarter, the Company sold seven properties, four in the Education segment and three in the Entertainment segment, for total proceeds of approximately $112.4 million and recognized a net gain on sale of real estate of $25.5 million. Dispositions and mortgage note pay-off (excluding principal amortization) totaled $134.5 million for the six months ended June 30, 2017.

As previously discussed, the Company is committed to increasing the tenant diversity of its public charter school portfolio and reducing the concentration with Imagine Schools, Inc. ("Imagine"). As part of this effort, the Company has engaged various brokers to help in this process and part of their feedback included the need for additional lease term on these assets. To facilitate this change, during the three months ended June 30, 2017, the Company entered into negotiations with Imagine to restructure the leases on six properties. In exchange for lowering the existing annual cash payments by approximately $0.5 million and reducing the remaining lease term to 10 years, Imagine agreed that upon the sale of these properties, they would enter into new 20 year leases with the buyer(s). While the Company believes the restructure will aid in the disposition of these assets, the changes will result in the lease structure no longer being classified as a direct financing lease. Accordingly, management evaluated its investments in these leases and recorded a non-cash impairment charge of $9.6 million during the three months ended June 30, 2017. In addition, the Company performed its annual review of the estimated unguaranteed residual values of its other properties leased to Imagine during the second quarter and recorded an impairment charge of $0.6 million on one of these properties.

Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.28x at June 30, 2017. The Company had $70.9 million of unrestricted cash on hand and no balance outstanding under its $650 million unsecured revolving credit facility at June 30, 2017.

During the second quarter, the Company prepaid in full four mortgage notes payable totaling $30.2 million, which were secured by four theatre properties. In addition, the Company prepaid in full a mortgage note payable of $87.0 million that was secured by 11 theatre properties. In connection with this note payoff, the Company recorded a gain on early extinguishment of debt of $1.0 million. Subsequent to June 30, 2017, the Company prepaid in full three mortgage notes payable totaling $24.9 million, which were secured by three theatre properties.

On May 23, 2017, the Company issued $450.0 million in senior unsecured notes due on June 1, 2027. The notes bear interest at an annual rate of 4.50% and are guaranteed by certain of the Company's subsidiaries. The Company used the net proceeds from the note offering to pay down its unsecured revolving credit facility and for general business purposes, including funding the Company's ongoing pipeline of acquisition and build-to-suit projects.

Dividend Information

The Company declared regular monthly cash dividends during the second quarter of 2017 totaling $1.02 per common share. This dividend represents an annualized dividend of $4.08 per common share, an increase of 6.25% over the prior year, and would be the Company's seventh consecutive year with an annual dividend increase.

The Company also declared second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

2017 Guidance

The Company is confirming its 2017 guidance for FFO as adjusted per diluted share of a range of $5.05 to $5.20. The Company is increasing its 2017 investment spending guidance to a range of $1.45 billion to $1.50 billion from $1.30 billion to $1.35 billion. Disposition proceeds are expected to total $175.0 million to $250.0 million for 2017.

FFO as adjusted guidance for 2017 is based on FFO per diluted share of $4.71 to $4.83 adjusted for estimated costs associated with loan refinancing or payoff, gain on insurance recovery, transaction costs, gain on early extinguishment of debt, termination fees included in gain on sale, deferred income tax expense and impairment of direct financing lease (allowance for lease loss portion). FFO per diluted share is based on a net income per diluted share range of $3.52 to $3.67 less estimated gain on sale of real estate of a range of $0.63 to $0.66 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $1.83 per diluted share and impairment of direct financing lease (residual value portion) of $0.04 per share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2017 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Rental revenue	$119,469	$96,055	$226,506	$189,833
Tenant reimbursements	3,941	3,891	7,690	7,756
Other income	1,304	2,126	1,996	3,336
Mortgage and other financing income	23,068	15,961	40,702	35,876
Total revenue	147,782	118,033	276,894	236,801
Property operating expense	6,072	5,580	12,422	11,061
Other expense	—	—	—	5
General and administrative expense	10,660	9,000	21,717	18,218
Costs associated with loan refinancing or payoff	9	339	14	891
Gain on early extinguishment of debt	(977)	—	(977)	—
Interest expense, net	32,967	22,756	63,659	46,045
Transaction costs	218	1,490	275	1,934
Impairment charges	10,195	—	10,195	—
Depreciation and amortization	33,148	25,666	61,225	51,621
Income before equity in income from joint ventures and other items	55,490	53,202	108,364	107,026
Equity in income from joint ventures	59	86	51	298
Gain on sale of real estate	25,461	2,270	27,465	2,270
Income before income taxes	81,010	55,558	135,880	109,594
Income tax expense	(475)	(423)	(1,429)	(279)
Net income	80,535	55,135	134,451	109,315
Preferred dividend requirements	(5,952)	(5,952)	(11,904)	(11,904)
Net income available to common shareholders of EPR Properties	$74,583	$49,183	$122,547	$97,411
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$1.02	$0.77	$1.79	$1.54
Diluted earnings per share data:
Net income available to common shareholders	$1.02	$0.77	$1.78	$1.54
Shares used for computation (in thousands):
Basic	73,159	63,592	68,621	63,128
Diluted	73,225	63,678	68,689	63,213

EPR Properties
Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands)

	June 30, 2017	December 31, 2016
Assets
Rental properties, net of accumulated depreciation of $676,364 and $635,535 at June 30, 2017 and December 31, 2016, respectively	$4,288,885	$3,595,762
Land held for development	33,672	22,530
Property under development	271,692	297,110
Mortgage notes and related accrued interest receivable	941,599	613,978
Investment in a direct financing lease, net	93,307	102,698
Investment in joint ventures	5,581	5,972
Cash and cash equivalents	70,872	19,335
Restricted cash	24,255	9,744
Accounts receivable, net	106,480	98,939
Other assets	102,543	98,954
Total assets	$5,938,886	$4,865,022

Liabilities and Equity
Accounts payable and accrued liabilities	$142,526	$119,758
Dividends payable	30,996	26,318
Unearned rents and interest	71,098	47,420
Debt	2,792,920	2,485,625
Total liabilities	3,037,540	2,679,121
Total equity	$2,901,346	$2,185,901
Total liabilities and equity	$5,938,886	$4,865,022

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
FFO: (A)
Net income available to common shareholders of EPR Properties	$74,583	$49,183	$122,547	$97,411
Gain on sale of real estate	(25,461)	(2,270)	(27,465)	(2,270)
Real estate depreciation and amortization	32,906	25,216	60,786	50,723
Allocated share of joint venture depreciation	54	58	108	118
Impairment of direct financing lease - residual value portion (1)	2,897	—	2,897	—
FFO available to common shareholders of EPR Properties	$84,979	$72,187	$158,873	$145,982

FFO available to common shareholders of EPR Properties	$84,979	$72,187	$158,873	$145,982
Add: Preferred dividends for Series C preferred shares	1,941	1,941	3,882	3,882
Diluted FFO available to common shareholders of EPR Properties	$86,920	$74,128	$162,755	$149,864

FFO per common share:
Basic	$1.16	$1.14	$2.32	$2.31
Diluted	1.15	1.13	2.30	2.30
Shares used for computation (in thousands):
Basic	73,159	63,592	68,621	63,128
Diluted	73,225	63,678	68,689	63,213

Weighted average shares outstanding-diluted EPS	73,225	63,678	68,689	63,213
Effect of dilutive Series C preferred shares	2,063	2,045	2,058	2,042
Adjusted weighted average shares outstanding-diluted	75,288	65,723	70,747	65,255
Other financial information:
Straight-lined rental revenue	$4,009	$3,264	$9,060	$6,353
Termination and prepayment fees	$3,900	$2,270	$5,820	$2,270
Dividends per common share	$1.02	$0.96	$2.04	$1.92
(1) Impairment charges recognized during the three and six months ended June 30, 2017 total $10.2 million and related to our investment in a direct financing lease, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and transaction costs, less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three and six months ended June 30, 2017 and 2016. Therefore, the additional 2.1 million and 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three and six months ended June 30, 2017 and 2016, respectively.  The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted per share data for the three and six months ended June 30, 2017 and 2016.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	June 30,
	2017	2016
Net Debt: (B)
Debt	$2,792,920	$2,098,265
Deferred financing costs, net	34,086	16,829
Cash and cash equivalents	(70,872)	(8,462)
Net Debt	$2,756,134	$2,106,632

	Three Months Ended June 30,
	2017	2016
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$74,583	$49,183
Costs associated with loan refinancing or payoff	9	339
Gain on early extinguishment of debt	(977)	—
Interest expense, net	32,967	22,756
Transaction costs	218	1,490
Impairment charges	10,195	—
Depreciation and amortization	33,148	25,666
Equity in income from joint ventures	(59)	(86)
Gain on sale of real estate	(25,461)	(2,270)
Income tax expense	475	423
Preferred dividend requirements	5,952	5,952
Gain on insurance recovery (1)	(606)	(1,523)
Adjusted EBITDA (for the quarter)	$130,444	$101,930

Adjusted EBITDA (2)	$521,776	$407,720

Net Debt/Adjusted EBITDA Ratio	5.28	5.17

(1) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended June 30,
	2017	2016
Income from settlement of foreign currency swap contracts	$697	$595
Gain on insurance recovery	606	1,523
Miscellaneous income	1	8
Other income	$1,304	$2,126

(2) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.3 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com